EXHIBIT 5.1



FOLEY, HOAG & ELIOT LLP
ONE POST OFFICE SQUARE
BOSTON, MASSACHUSETTS  02109-2170


August 23, 1999

WaveRider Communications Inc.
255 Consumers Road, Suite 500
Toronto, Ontario Canada
M2J 1R4

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-3 filed on July 14, 1999 by WaveRider Communications, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 (the "S-3 Registration Statement"). The S-3 Registration Statement relates to the registration of a total of 1,600,000 shares of the Company's Common Stock, $0.001 par value ("Shares"), which are issuable to certain selling stockholders as set forth below, and as more specifically described in the S-3 Registration
Statement:

(1) 500,000 Shares are issuable to Mr. Peter Bonk upon final payment of the purchase price for the shares of common stock of Transformation Techniques, Inc. (the "Merger Agreement").

(2) 500,000 Shares are issuable upon the exercise of Series H Warrants, issued to International Advisory Services Ltd. in connection with WaveRider's June 1999 Financing.

(3) 500,000 Shares are issuable in connection with WaveRider's December 1998 Financing.

(4) 100,000 Shares are issuable upon expiration of the sale deferral period in connection with the amendment to WaveRider's December 1998 Financing Agreement.

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of incorporation of the Company, as amended; (b) the Amended and Restated By-Laws of the Company; and (c) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have further assumed that a sufficient number of duly

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authorized and unissued shares of Common Stock will be available for issuance at the time the Common Stock is sold and the warrants are exercised, in accordance with the terms thereof; and that the consideration received by WaveRider in respect of each Share will be no less than its par value.

Based upon the foregoing, it is our opinion that:

1. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares; and

2. The Shares will be, upon issuance in accordance with the Merger Agreement, upon exercise of the Series H Warrants and issuance in accordance with the terms and conditions thereof, and upon issuance in accordance with WaveRider's December 1998 Financing Agreement, as amended, validly and legally issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the S-3 Registration Statement.


                                                     Very truly yours,


                                                     FOLEY, HOAG & ELIOT LLP




                                                     By: /s/ D. Broadwin
                                                        ----------------------
                                                         D. Broadwin